As filed with the U.S. Securities and Exchange Commission on November 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue
Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

FIDELITY NATIONAL INFORMATION SERVICES, INC.

2008 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Michael P. Oates

Corporate Executive Vice President, General Counsel and Corporate Secretary

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and Address of Agent for Service)

(904) 438-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000	$64.57	$645,700,000	$65,022

(1)	Represents additional shares of Fidelity National Information Services, Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional securities that may be offered, issued or sold under the Plan in connection with certain corporate transactions or events, including a stock split, stock dividend, recapitalization or similar transaction.
(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant’s Common Stock on November 25, 2015, as reported on the New York Stock Exchange.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 10,000,000 shares of Common Stock to be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual, which additional shares of Common Stock represent the remaining number of shares of (i) Class L Common Stock, par value $.001 per share, of SunGard, a Delaware corporation (“SunGard”), and (ii) 11.5% Cumulative Preferred Stock, par value $.001 per share with a liquidation preference of $100 per share, of SunGard Capital Corp. II, a Delaware corporation (“SCCII”), in each case, available for issuance under the SunGard 2005 Management Incentive Plan, as amended, immediately prior to the consummation of the Registrant’s acquisition of SunGard on November 30, 2015 pursuant to that certain Agreement and Plan of Merger, dated as of August 12, 2015, by and among the Company, Seahawk Merger Sub 1, Inc., a Delaware corporation, Seahawk Merger Sub, LLC, a Delaware limited liability company, Seahawk Merger Sub 3, Inc., a Delaware corporation, each a wholly owned subsidiary of the Company, SunGard and SCCII, each as appropriately adjusted to reflect such transaction. Pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual, shareholder approval is not required to list shares on the New York Stock Exchange (“NYSE”) that are available for grant under a pre-existing shareholder approved plan of a non-NYSE listed issuer that is acquired in a corporate acquisition or merger transaction and such shares may be used for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the number of shares available for grants is appropriately adjusted to reflect the transaction; (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction; and (iii) the options and other awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction. In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2015 relating to the Plan (File No. 333-206214) is incorporated by reference herein, except to the extent expressly superseded herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel

Michael P. Oates, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as its Corporate Executive Vice President, General Counsel and Corporate Secretary. Mr. Oates owns shares of the Registrant’s common stock, directly and as a participant in the Registrant’s employee benefit plans.

Item 8.	Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 30, 2015.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

/s/ Michael P. Oates
Michael P. Oates
Corporate Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Fidelity National Information Services, Inc., hereby severally appoint Michael P. Oates and Marc M. Mayo, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary A. Norcross	President, Chief Executive Officer and Director	November 30, 2015
Gary A. Norcross	(Principal Executive Officer)

/s/ James W. Woodall	Corporate Executive Vice President and Chief Financial Officer	November 30, 2015
James W. Woodall	(Principal Financial Officer)

/s/ Michael Nussbaum	Chief Accounting Officer	November 30, 2015
Michael Nussbaum	(Principal Accounting Officer)

/s/ Frank R. Martire	Executive Chairman of the Board	November 30, 2015
Frank R. Martire

/s/ William P. Foley, II	Vice Chairman of the Board	November 30, 2015
William P. Foley, II	and Director

/s/ Ellen R. Alemany	Director	November 30, 2015
Ellen R. Alemany

/s/ Thomas M. Hagerty	Director	November 30, 2015
Thomas M. Hagerty

/s/ Keith W. Hughes	Director	November 30, 2015
Keith W. Hughes

/s/ David K. Hunt	Director	November 30, 2015
David K. Hunt

/s/ Stephan A. James	Director	November 30, 2015
Stephan A. James

/s/ Richard N. Massey	Director	November 30, 2015
Richard N. Massey

/s/ Leslie M. Muma	Director	November 30, 2015
Leslie M. Muma

/s/ James B. Stallings, Jr.	Director	November 30, 2015
James B. Stallings, Jr.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)

4.2	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013)

4.3	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014)

4.4	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on August 13, 2013)

4.5	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

5.1	Opinion of Counsel, as to the validity of the shares of Common Stock

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Counsel (included in Exhibit 5.1 to this Registration Stated and filed herewith)

24.1	Power of Attorney (included on the signature pages of this Registration Statement)